Exhibit 10.38

EXECUTION COPY

TERM EMPLOYMENT AGREEMENT

THIS TERM EMPLOYMENT AGREEMENT (this “Agreement”) IS ENTERED INTO ON OCTOBER 9, 2018 BY AND BETWEEN WME IMG, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“Employer”), and KERRY D. CHANDLER, AN INDIVIDUAL (“Employee”).

RECITALS

A.

Employee acknowledges and agrees that many aspects of the business and affairs of the “Employer Group” (as defined below) are confidential and that Employee will have access to “Confidential Information” (as defined below).

B.

Employee acknowledges and agrees that the services to be rendered by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives such services peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

C.

The parties hereto are entering into this Agreement in order to, among other things, memorialize the terms of the employment of Employee by Employer, to protect to the fullest extent permissible the Confidential Information of WME Entertainment Parent, LLC, a Delaware limited liability company (“WME Parent”), Employer and the clients of their respective “Affiliates” (as defined below), and to insure the strictest compliance by Employee with Employee’s fiduciary obligations to WME Parent, Employer and their respective Affiliates (collectively, the “Employer Group”) and to their respective clients. An “Affiliate” of a party means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity (each, a “Person”) directly or indirectly controlling, controlled by or under direct or indirect common control with such party; provided, that for purposes of this Agreement, (a) neither party shall be deemed to be an Affiliate of the other party solely by virtue of this Agreement, and (b) Employee, on the one hand, and any member of the Employer Group, on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in consideration of and as a condition to the employment of Employee by Employer, the parties hereto agree as follows:

1.	Effectiveness.

This Agreement shall become effective as of the date hereof (the “Effective Date”).

2.	Position and Duties.

2.1 Employer hereby employs Employee as Chief Human Resources Officer, subject to the terms, conditions and provisions of this Agreement. Employee accepts such employment and agrees to render services as provided herein, all of which services shall be performed conscientiously and to the fullest extent of Employee’s ability. Employee shall report directly to the Chief Executive Officer of the Employer Group (or, from time to time, to his or her designee). Employee shall devote substantially all of Employee’s business time to the Employer Group during the Term (as defined in Subsection 4.1 below); except nothing in this Agreement shall preclude Employee from serving as a member of the board of directors of any charitable, educational, religious, public interest or public service organization (but not as a member of the board of directors of a “for-profit” entity not part of the Employer Group unless approved by Employer), in each instance not inconsistent with the business practices and policies of Employer, or from devoting reasonable periods of time to the activities of the aforementioned organizations, unless such activities interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder to the Employer Group.

2.2 During the Term, Employee’s principal place of employment shall be Employer’s offices in New York, New York. Employee understands that this position requires business travel and Employee will travel as is reasonably necessary to perform her duties.

3.	Compensation.

3.1 During the Term, Employer agrees to pay and Employee agrees to accept a salary (the “Base Salary”) at an annual rate of (a) $650,000 for the period commencing on the Commencement Date and ending on the last day of the 2019 calendar year, (b) $685,000 for the 2020 calendar year, and (c) $720,000 for the 2021 calendar year. The Base Salary shall be payable in accordance with Employer’s customary procedures and practices.

3.2 In addition to the Base Salary, beginning in calendar year 2019, Employee shall have the opportunity to earn a discretionary annual cash bonus (the “Annual Bonus”) in respect of each calendar year during the Term with a target amount equal to one hundred percent (100%) of Employee’s Base Salary. The Annual Bonus shall be based on the attainment of certain predetermined performance criteria as determined by the Chief Executive Officer of the Employer Group, in consultation with Employee in good faith. For the 2018 calendar year, Employee’s Annual Bonus shall be equal to $650,000. Payment of the Annual Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates, subject to Employee’s continued employment through December 31 of the calendar year to which such Annual Bonus relates, and subject further to the provisions of Sections 4.5 and 4.6 as they relate to payment of a pro-rated Annual Bonus following certain terminations.

3.3 No later than December 31, 2018, Employee shall be paid (i) a make-whole bonus of $75,000, and (ii) $1,125,000 in consideration of the forfeiture of Employee’s of outstanding equity of Employee’s prior employer that was scheduled to vest in February 2019 (clauses (i) and (ii) collectively, the “Make-Whole Bonus”), subject, in each case, to Employee not having been terminated for Cause or resigned without Good Reason prior to such payment date.

3.4 On December 31 of each calendar year during the Term, Employee shall be granted phantom equity interests representing a right to receive certain cash payments based on the equity value of WME Parent at the time of an applicable liquidity event, subject to approval by WME Parent’s Board of Directors (the “Grants”). Each such Grant will represent a notional value of $1,500,000 as of the date of grant, based on the valuation as determined by WME Parent’s Board of Directors, and will vest in 3 equal installments, with each installment vesting on each anniversary following the applicable vesting commencement date and be subject to other terms and conditions as will be set forth in the phantom equity plan and award documents governing such Grants.

3.5 Employer shall reimburse Employee for all reasonable and customary costs in connection with such relocation, including costs of packing, shipping and unpacking, and up to two (2) house hunting trips (each of which shall be up to three (3) days long and include costs of hotel accommodations, meals, and transportation via Acela Express), subject to appropriate itemization and substantiation of expenses incurred (the “Relocation Reimbursement”). The Relocation Reimbursement will be processed net of estimated applicable federal, state and/or local withholding taxes, so that the actual amount paid to Employee and reflected as wages on her Form W-2 will be a gross amount representing (a) the Relocation Reimbursement, plus (b) estimated applicable taxes on such Relocation Reimbursement, as estimated in good faith by Employer.

3.6 Employee acknowledges that the sole compensation that Employee is entitled to receive from Employer shall be (a) the Base Salary, pursuant to Subsection 3.1, (b) the Annual Bonus, if any, pursuant to Subsection 3.2, (c) the Make-Whole Bonus pursuant to Subsection 3.3, (d) the Grants pursuant to Subsection 3.4, and (e) the Relocation Reimbursement pursuant to Subsection 3.5.

4.	Term and Termination

4.1 Employer and Employee acknowledge and agree that the employment of Employee under this Agreement is for a term beginning on December 3, 2018 (the “Commencement Date”) and, subject to earlier termination in accordance with this Section 4, ending at the close of business on December 31, 2021 (the “Term”).

4.2 In the event that Employee shall, for any reason, continue to render services to the Employer Group after the expiration of the Term, (a) Employee shall be deemed an “at-will” employee whose employment may be terminated by either Employer (or any of its Subsidiaries, as applicable) or Employee at any time and for any reason, and (b) and Employee shall in no event be entitled to the “Salary Continuation” or the “Bonus Continuation” (as defined in Subsection 4.6 below) following any such termination, subject to the provisions of the second paragraph in Subsection 4.6.

4.3 Employer may terminate the Term and Employee’s employment hereunder for Disability. “Disability” means (a) Employee’s incompetence, as determined and declared by a court of competent jurisdiction or (b) as determined in good faith by Employer, that the mental or physical incapacity of Employee is such that Employee is incapable of rendering services to the Employer Group for a period of ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days in any period of three hundred and sixty five (365) consecutive days. In addition, Employer may also terminate the Term and Employee’s employment hereunder with or without Cause. “Cause” shall mean Employee’s (a) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Employee’s employment with Employer; (b) conviction of a felony, whether or not related to Employee’s employment with Employer; (c) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (d) unauthorized disclosure or use of Confidential Information or material breach of Section 8 (Intellectual Property) of this Agreement, in each case that results in material harm to the Employer Group, (e) material breach of any restrictive covenant set forth in this Agreement or any award agreement, (f) material breach of any other material obligation under this Agreement, (g) material violation of Employer’s written policies that the WME Parent Board (or its designee) determines is detrimental to the best interests of the Employer Group, (h) use of alcohol or drugs that materially interferes with the performance of Employee’s duties or (i) conduct that brings Employee or the Employer Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Employee or the Employer Group. Notwithstanding the foregoing, termination by Employer for Cause shall not be effective until and unless Employee has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Employee is thereafter given thirty (30) days to cure (other than with respect to clauses (b) or (c) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any errors in expense reimbursement may be cured by repayment). Employer acknowledges that to the extent the Employer Group’s Chief Legal Officer is or becomes subject to a “Disability” or “Cause” definition containing one or more provisions that are materially more favorable to the employee relative to Employee’s provisions hereunder, that such more favorable provision(s) shall apply with respect to Employee.

4.4 Employee may terminate the Term and Employee’s employment hereunder for Good Reason at any time, except at such time as Cause exists with respect to Employee. Before resigning for Good Reason, Employee shall notify Employer in writing within ninety (90) days after the occurrence of any event giving rise to Good Reason. If Employer shall not have cured such event or events giving rise to Good Reason within thirty (30) days after receipt of written notice from Employee, Employee may terminate employment for Good Reason by delivering a resignation letter to Employer within five (5) business days following such thirty-day cure period; provided, that if Employee has not delivered such resignation letter to Employer within such five-day period, Employee waives the right to terminate employment for Good Reason. “Good Reason” shall mean, without

Employee’s written consent the material breach by Employer of any material obligation under this Agreement (including any failure of Employer to pay or provide the compensation provided for in Section 3 above). For the avoidance of doubt, any requirement for Employee to relocate Employee’s principle place of employment outside of New York County without her consent will constitute “Good Reason.” Employer acknowledges that to the extent the Employer Group’s Chief Legal Officer is or becomes subject to a “Good Reason” definition containing one or more provisions that are materially more favorable to the employee relative to Employee’s provisions hereunder, that such more favorable provision(s) shall apply with respect to Employee.

4.5 Termination on Account of Death or Disability. In the event that the Term and Employee’s employment hereunder terminates as a result of Employee’s death or is terminated by Employer due to Employee’s Disability, Employee (or Employee’s estate, as applicable) shall only be entitled to receive (a) accrued and unpaid Base Salary as of the date of termination of employment, and (b) the Annual Bonus for the year of termination as if the performance target had been achieved and prorated for the period of employment through such year. Such amounts shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment. In the event the Term and Employee’s employment hereunder is terminated by Employer on account of Disability or of her death, Employee shall be deemed to have resigned from all positions held with the Employer Group as of the date of such termination of employment.

4.6 Termination Without Cause or for Good Reason; Certain Non-Renewals. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause, or by Employee for Good Reason, Employee shall be entitled to receive (a) accrued and unpaid Base Salary as of the date of termination of employment, (b) the payment by Employer of the aggregate amount of accrued and unpaid Annual Bonuses as of the date of termination of employment, (c) continued payment of the Base Salary payable by Employer as if Employee had remained employed for a period of 12 months following such termination (the “Salary Continuation” and such period, the “Continuation Period”) and (d) payment by the Employer of the Annual Bonus for the year of termination as if the performance target had been achieved and prorated for the period of employment through such year, payable at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates (the “Bonus Continuation”). Such amounts in clauses (a) and (b) of the preceding sentence shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment.

In the event that (i) the Term expires, (ii) Employer has not provided Employee with a written notice prior to June 30, 2021 indicating whether or not Employer will extend or renew the employment relationship with Employee on terms that are at least as favorable to Employee as those set forth herein (except that there need not be any additional equity phantom awards), and (iii) Employer then does not extend or renew the employment relationship with Employee on terms that are at least as favorable to Employee as those set forth herein (except that there need not be any additional phantom equity awards), and provided that Employee has not provided notice to Employer of her intent to resign upon the expiration of the Term, Employee will be entitled to receive (x) continued payment of the Base Salary payable by Employer as if Employee had remained employed for a period equal to six (6) months following the expiration of the Term (the “Post-Term Salary Continuation”) and (y) continued payment by the Employer of the Annual Bonus as if Employee had remained employed for six (6) months following the expiration of the Term and pro-rated for such six- (6-) month period, payable at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates (the “Post-Term Bonus Continuation”).

Notwithstanding anything in this Agreement to the contrary, the Salary Continuation and the Bonus Continuation, or the Post-Term Salary Continuation and the Post-Term Bonus Continuation, as applicable, shall immediately cease in the event that Employee is found by a court or arbitral determination to have breached any of the covenants set forth in Sections 7, 8 or 9 of this Agreement. In order to receive the Salary Continuation and Bonus Continuation, or the Post-Term Salary Continuation and the Post-Term Bonus Continuation, as applicable, Employee must first execute and deliver a release of claims in the form attached hereto as Exhibit C (the “Release”), that has become effective in accordance with its terms (including the expiration of any applicable revocation period contained therein or required by applicable law) within sixty (60) days after the date of termination of Employee’s employment (such 60-day period, the “Release Period”). The Salary Continuation or the Post-Term Salary Continuation, as applicable, shall be paid ratably in monthly installments over the Continuation Period with the first such installment to be paid no later than ten (10) days following the date on which the Release becomes effective and irrevocable (which installment shall include any installment of the Salary Continuation or the Post-Termination Salary Continuation, as applicable, that would have been paid to Employee prior to such date absent the requirement to execute the Release); provided, that, if the Release Period spans across two calendar years, then any installments of the Salary Continuation that constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined below), which absent this proviso would have been paid in the first calendar year, will be paid in a lump sum on the first business day of the second calendar year, and any remaining Salary Continuation shall thereafter be paid to Employee according to the applicable schedule set forth herein. In the event of any termination of the Term and Employee’s employment hereunder by Employer without Cause or by Employee for Good Reason, Employee shall be deemed to have resigned from all positions held with the Employer Group as of the date of such termination of employment.

4.7 Termination for Cause. If Employer terminates the Term and Employee’s employment hereunder for Cause, then Employer shall have no further obligations to Employee under this Agreement, other than the payment of accrued and unpaid Base Salary, which shall be paid in a lump sum within thirty (30) days after the date of termination of employment. In the event of any termination of the Term and Employee’s employment hereunder by Employer for Cause, Employee shall no longer hold any positions with the Employer Group, effective as of the date of such termination of employment.

5.	Other Benefits.

Subject to Subsection 3.3, during the Term and Employee’s employment with the Employer Group, Employee shall be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs (excluding any severance plans) that are made available to all active employees of the Employer Group. To the extent that there are multiple benefit plans within the Employer Group, Employee will be entitled to participate in the same level of benefit plans as are generally available to other senior executives in the United States reporting to the Chief Executive Officer of the Employer Group.

6.	Employer Expense Reimbursement.

During Employee’s employment by Employer, Employee will be reimbursed in accordance with Employer’s policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of Employee’s duties and responsibilities hereunder; provided, that Employee provides Employer with proper substantiation of such travel, entertainment and other expenses. Any such reimbursements shall be paid no later than March 15th the calendar year following the calendar year in which the related expense is incurred.

7.	Confidential Information.

7.1 Employee agrees that Employee will not at any time, whether during or subsequent to Employee’s employment by the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing Employee’s duties to the Employer Group, any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by Employee while in the employ of the Employer Group. Upon leaving the employ of the Employer Group, Employee will not take or use, without the prior written consent of Employer, any memoranda, notes (whether or not prepared by Employee during the course of Employee’s employment with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which Employee acknowledges are the exclusive property of the Employer Group. Employee hereby agrees to surrender to Employer upon request at any time after the termination of Employee’s employment with the Employer Group all Confidential Information and other Employer property. Employer acknowledges that Employee is an experienced human resources professional and prior to her employment with Employer maintained electronically an extensive list of professional contacts. As soon as is practicable following the termination of her employment, Employer shall provide an electronic copy (in a form reasonably acceptable to Employee) of Employee’s professional contacts as maintained on the IT systems of Employer. Employer and Employee will discuss in good faith Employee’s requests to retain generic forms and templates not containing proprietary information of the Employer Group.

7.2 Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Employer to make any such reports or disclosures and Employee is not required to notify Employer that Employee has made such reports or disclosures.

8.	Intellectual Property.

8.1 If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Employee’s employment by the Employer Group and within the scope of such employment and/or with the use of any of the Employer Group’s resources (“Employer Works”), Employee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer.

8.2 Employee shall take all requested actions and execute all requested documents (including any licenses or assignments) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Employee shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of Employer, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

8.4 Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if he files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9.	Restrictive Covenants.

9.1 Non-Solicitation; Non-Hire. During the period commencing on the Effective Date and ending on the second anniversary of the date on which Employee’s employment with the Employer Group terminates for any reason, Employee shall not (and shall cause each of Employee’s controlled Affiliates not to) directly, or indirectly through another Person, (a)(i) induce or attempt to induce any employee, consultant or independent contractor of the Employer Group to leave the employ or services of the Employer Group or (ii) hire any employee of the Employer Group, or engage any consultant or independent contractor who provides services to the Employer Group on an exclusive basis; provided, that the restrictions on solicitation in clause (a)(i) of this Section 9.1 shall not preclude solicitations through the use of general advertising (such as web postings or advertisements in publications) or search firms, employment agencies or similar entities not specifically directed at the Employer Group, or (b) directly or indirectly solicit or represent or otherwise provide services to (i) any client of any member of the Employer Group or (ii) any prospective client of any member of the Employer Group that was actively solicited as such by or on behalf of any member of the Employer Group within the twelve (12) month period prior to the date on which Employee ceases to be employed with the Employer Group. Employee shall inform future employers of the obligations of Employee under this Section but shall not be in violation of this Section if said employer without Employee’s involvement solicits or hires any employee, consultant or independent contractor of the Employer Group

9.2 Non-Competition. Employee acknowledges and agrees that (a) at all times while Employee is employed with the Employer Group, Employee shall pursue all appropriate business opportunities of the Employer Group exclusively through the Employer Group and (b) the Employer Group would be irreparably damaged if Employee (or, if applicable, any of Employee’s controlled Affiliates) were to provide services to any Person (including Employee) engaged in a Restricted Business (as defined below) and that such competition by Employee (or, if applicable, any of Employee’s controlled Affiliates)

would result in a significant loss of goodwill by the Employer Group. Therefore, Employee agrees that during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the date on which Employee’s employment with the Employer terminates if Employee’s employment is terminated by Employer with Cause or by Employee without Good Reason, or otherwise ending on the date on which Employee’s employment with the Employer Group terminates for any other reason (such period, the “Restricted Period”), Employee shall not (and, as applicable, shall cause each of Employee’s controlled Affiliates not to) directly or indirectly through another Person own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, advisor, individual independent contractor, consultant, representative or otherwise), consult with, represent, render services for, or in any other manner engage in the Restricted Business in any geographic area where the Employer Group conducts its business; provided, that nothing herein shall prohibit Employee (and any of Employee’s controlled Affiliates, as applicable) from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation or entity which is publicly traded so long as Employee (or any of Employee’s controlled Affiliates, if applicable) does not have any active participation in the management or other business of such corporation or entity. As used herein, the term “Restricted Business” means collectively any of the following entities (and any of their respective successors and Affiliates which engage in similar businesses): Creative Artists Agency, United Talent Agency, International Creative Management, Gersh Agency, Innovative Artist, Abrams Artists Agency, Cunningham-Escott-Slevin-Doherty Talent Agency, Agency for the Performance Arts Inc., Don Buchwald and Associates, Inc., Learfield, the Interpublic Group of Companies, Omnicom, WPP, Octagon, Wasserman Media Group, InFront, NS Bienstock, Perform Group and Lagardere Group; provided, that the Employer and Employee shall negotiate in good faith to consider expanding the foregoing list annually, as mutually agreed to by the Employer and Employee, to cover additional entities of a similar size, scope, and business focus.

9.3 Restrictive Covenants Generally. If, at the time of enforcement of the covenants set forth in Sections 9.1 and 9.2 hereof (collectively, the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. Employee hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Employer Group. No provisions of WME Parent’s limited liability company agreement or the WME IMG, LLC Phantom Unit Appreciation Plan that would change the covenants set forth in Sections 9.1 and 9.2 hereof in a manner adverse to Employee shall be effective as to Employee without Employee’s written consent, it being understood that Employee will not be required to agree to any changes to such covenants set forth in Sections 9.1 and 9.2 hereof in order to receive any of the Grants.

10.	Enforcement.

10.1 Employee agrees that Employer would suffer irreparable damage, that Employer would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 7, 8 or 9 of this Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that Employer shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of Sections 7, 8 or 9 of this Agreement and to specific performance of such Sections 7, 8 or 9 of this Agreement, in each case without proof of actual damages, and Employee waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.2 Employee further agrees that the remedies provided for in this Section 10 shall be in addition to, and not in limitation of, any other remedies that may be available to Employer whether at law or in equity, including monetary damages, and all of Employer’s rights shall be unrestricted, including, but not limited to, the right to terminate Employee at any time for any reason.

10.3 Employee acknowledges and agrees that as used in this Agreement, the “Employer Group” shall mean the Employer Group as hereinbefore defined and any current or former Affiliate of any member of the Employer Group, as determined by WME Parent in its discretion.

11.	Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any of the provisions of this Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 7, 8 or 9, then such Sections shall be construed as providing for the maximum protections available to an employer which the laws of that jurisdiction permit.

12.	Section 409A.

12.1 This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

12.2 If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until Employee has had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, Employee shall be considered to have experienced a separation from service when the facts and circumstances indicate that Employee and Employer reasonably anticipate that either (i) no further services will be performed for Employer after a certain date, or (ii) that the level of bona fide services Employee will perform for Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer if Employee has been providing services to Employer for less than 36 months).

12.3 For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A- l(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.4 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service”, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to Employee on the first payroll date that occurs after the date that is six months and one day following Employee’s “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

12.5 Employer and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Employer. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on Employee or for Employee’s account in connection with any payment or benefit under this Agreement (including any taxes, interest, and penalties under Section 409A), and Employer shall have no obligation to indemnify or otherwise hold Employee (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties; provided, that the foregoing limitation of liability shall not apply if such taxes, interest and penalties are imposed solely as a result of the willful and intentional breach of this Agreement by the Company; provided, further, that to the extent that the Company fails to make a payment under this Agreement that is subject to Section 409A, and you dispute the Company’s failure to make such payment, you agree to comply with the provisions set forth in Treasury Regulation Section 1.409A-3(g).

13.         Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 13 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. All determinations required to be made under this Section 13, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made in good faith by a nationally-recognized accounting firm selected by Employer.

14.	Arbitration.

14.1 In consideration of Employee’s employment or engagement with Employer, her promise to arbitrate all employment or service related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by Employer, at present and in the future, THE PARTIES AGREE THAT ANY AND ALL CONTROVERSIES,

CLAIMS, OR DISPUTES BETWEEN EMPLOYEE, ON THE ONE HAND, AND ANY MEMBER OF THE EMPLOYER GROUP OR ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE EMPLOYER GROUP IN THEIR CAPACITY AS SUCH OR OTHERWISE, ON THE OTHER HAND, ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION. The parties agree to arbitrate such disputes, and hereby agree to waive any right to a trial by jury, including any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. This agreement to arbitrate also applies to any disputes that the Employer Group or any employee, officer, director, stockholder or benefit plan thereof may have with Employee.

14.2 Any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures (such rules and procedures, the “Procedure”) before a sole arbitrator who shall be a lawyer. Employee agrees that the arbitration will be conducted in New York City, New York. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. Employer will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay the first $200 of any filing fees associated with any arbitration which Employee initiates. Employee agrees that the decision of the arbitrator shall be in writing and shall be binding upon the parties to the arbitration.

14.3 Except as provided by the Procedure and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee, on the one hand, and the members of the Employer Group and their respective employees, officers, directors, stockholders, and benefit plans, on the other hand. Accordingly, except as provided for by the Procedure and this Agreement, neither Employee nor any member of the Employer Group (or its employees, officers, directors, stockholders, or benefit plans) will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful term of this Agreement or Employer policy, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted.

14.4 In addition to the right under the Procedure to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

14.5 Except to the extent otherwise provided herein, the parties agree that the arbitration shall be conducted on a strictly confidential basis and neither Employee nor any member of the Employer Group (or any of their respective employees, officers, directors, stockholders or benefit plans) will disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except for the parties’ legal counsel, who shall also be bound by the confidentiality provision of this Subsection 14.5.

14.6 Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim. Employee also understands and agrees that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, Employee must pursue any such claim through this binding arbitration procedure.

15.	Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 14, ANY ACTION TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

16.	Binding Effect.

The provisions of this Agreement shall be binding on the heirs, executors, administrators and other successors in interest of Employee.

17.	Entire Agreement; Amendment.

This Agreement constitutes the entire understanding between the parties and their Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, preliminary agreements, executed agreements and understandings. This Agreement may not be amended except in writing executed by the parties hereto.

18.	Waiver.

Employer’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent Employer from thereafter enforcing each and every other provision of this Agreement.

19.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Employer, to:

c/o WME Entertainment Parent, LLC

9601 Wilshire Boulevard

Third Floor

Beverly Hills, CA 90210

Attention: General Counsel

Fax: (310) 246 3065

If to Employee, to:

The address provided by Employee to Employer as set forth in Employer’s records,

with a copy, which shall not constitute notice, to

Blank Rome

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: Stephen E. Tisman

Fax: (917) 332-3007

E-mail: ***

20.	Taxes.

20.1 Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations. Notwithstanding the foregoing, to the extent Employee is treated as a partner for tax purposes in accordance with Subsection 20.2, Employee shall be responsible for satisfying Employee’s obligations in respect of any self-employment taxes out of Employee’s funds.

20.2 Employer and Employee acknowledge and agree that from time to time as determined by Employer, for federal, state and local income tax purposes, Employee may be treated as a partner or employee, subject to applicable law. With respect to any period that Employee is treated as a partner for federal income tax purposes (a) all payments made by Employer to Employee pursuant to this Agreement shall be treated as “guaranteed payments”, within the meaning of Section 707(c) of the Code and (b) any payments made by Employer to Employee pursuant to this Agreement following Employee’s termination shall be treated as payments described in Section 736(a) of the Code and, solely for federal, state and local income tax purposes, Employee shall continue to be treated as a partner for federal income tax purposes with respect to the receipt of such payments. Notwithstanding anything to the contrary in this Agreement, all payments by Employer hereunder may be appropriately adjusted to take into account any additional taxes of Employer as a result of Employee being treated as an employee rather than as a partner for federal, state and local income tax purposes.

21.	Set Off

Employer’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Employee to Employer or any of its Subsidiaries, except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of a tax under Section 409A, in which case such right shall be null and void.

22.	Exculpation and Indemnification

Employer shall indemnify, defend and hold harmless Employee in her capacity as an officer of the Employer Group against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which Employee may be involved or become subject to, in connection with any matter arising out of or in connection with the Employer Group’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of Employee not acting in good faith on behalf of the Employer Group or arose as a result of the willful commission by Employee of any act that is dishonest and materially injurious to the Employer Group or results from a breach by Employee of any of Specified Covenant (as defined below). If Employee, in her capacity as an officer of the Employer Group, becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Employer Group’s business or affairs, or this

Agreement or any related document, other than (x) by reason of any act or omission performed or omitted by Employee that was not in good faith on behalf of the Employer Group or constituted a willful commission by Employee of an act that is dishonest and materially injurious to the Employer Group, or (y) as a result of any breach by Employee of a Specified Covenant, Employer shall reimburse Employee for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that Employee shall promptly repay to Employer the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that Employee was not entitled to indemnification by, or contribution from, Employer in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of Employee or the willful commission by Employee of an act that is dishonest and materially injurious to the Employer Group) the foregoing indemnification is unavailable to Employee, or insufficient to hold it harmless, then Employer shall contribute to the amount paid or payable by Employee as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and Employee shall be entitled to, a rebuttable presumption that Employee acted in good faith. For purposes of this Section 22, “Specified Covenant” means Employee’s covenants and agreements contained herein and Employee’s duty of care and duty of loyalty to the Employer Group under applicable law.

23.	Advice of Counsel and Construction.

The parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Agreement.

24.	Successors and Assigns.

This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement, and any rights and obligations of Employer hereunder, may be assigned or delegated, in whole or in part, by Employer to any person for any reason, including any person who is a successor to Employer or to a person who acquires one or more businesses from Employer or any of its Affiliates. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any other person that assumes the obligations of Employer hereunder or agrees to perform as Employer hereunder, in each case whether by operation of law or otherwise.

25.	Survival.

Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 24, 25, 26, 27 and 28 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement for any reason or the Term or of Employee’s employment with Employer.

26.	Interpretation.

The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

27.	Cooperation.

During the Term and at any time thereafter, Employee agrees to cooperate (i) with Employer in the defense of any legal matter involving any matter that arose during Employee’s employment with the Employer Group, (ii) with Employer in connection with Employee’s obligations under Section 8 hereunder, and (iii) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Employer Group. Employer will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs. Nothing in this Section 27 shall require Employee to waive a work product immunity or attorney client privilege that is not under the control of the Employer Group.

28.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

*            *             *

IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first above written.

EMPLOYER:

WME IMG, LLC

By	/s/ Jason Lublin
Its	Jason Lublin
Authorized Signatory

EMPLOYEE:

/s/ Kerry D. Chandler
Kerry D. Chandler

[Signature Page to Employment Agreement]

Exhibit A

General Release

THIS AGREEMENT AND RELEASE, dated as of         , 20     (this “Agreement”), is entered into by and among Kerry D. Chandler (“Employee”), WME IMG, LLC (“Employer”), and WME Entertainment Parent, LLC (“Parent”, and together with IMG and their respective affiliates, collectively, the “Employer Group”).

WHEREAS, Employee is currently employed with Employer; and

WHEREAS, Employee’s employment with Employer will terminate effective as of         , 20     ;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Release Agreement and other good and valuable consideration, the parties hereby agree as follows:

1 Employee shall be provided the [Post-Term] Salary Continuation and the [Post-Term] Bonus Continuation in accordance with the terms and conditions of Subsection 4.6 of the employment agreement by and between Employee and Employer, dated as of 2018 (the “Employment Agreement”); provided, that the [Post-Term] Salary Continuation and the [Post-Term Bonus Continuation] shall not be paid if Employee revokes this Release Agreement pursuant to Section 4 below.

2 Employee, for and on behalf of herself and Employee’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of, any member of the Employer Group, both known and unknown, in law or in equity, which Employee may now have or ever had against any member of the Employer Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Employer Group, including their successors and assigns (collectively, the “Employer Releasees”), including, without limitation, any claim for any severance benefit which might have been due Employee under any previous agreement executed by and between any member of the Employer Group and Employee, and any complaint, charge or cause of action arising out of her employment with the Employer Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California

Labor Code, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Release Agreement, Employee acknowledges that Employee intends to waive and release any rights known or unknown Employee may have against the Employer Releasees under these and any other laws; provided, that, notwithstanding anything to the contrary herein, Employee does not waive or release Claims with respect to (i) the right to enforce this Release Agreement or those provisions of the Employment Agreement that expressly survive the termination of Employee’s employment with the Employer, (ii) any vested right Employee may have under any employee pension or welfare benefit plan of the Employer Group or (iii) any rights to indemnification Employee may have under any indemnification agreement Employee may have with any member of the Employer Group, or pursuant to the charter, by-laws or other organizational documents of any member of the Employer Group. Employee acknowledges and agrees that the Employer Parties are third-party beneficiaries of the release of claims set forth in this Section 2.

3 The parties have read Section 1542 of the California Civil Code, which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties expressly waive any rights that they may have under Section 1542 of the California Civil Code to the full extent that they may lawfully waive such rights pertaining to a general release of claims, and (i) Employee affirms that he is releasing all known or unknown claims that he has or may have against Employer or any of the Employer Parties as stated in this Release and (ii) Employer affirms that the Employer Parties are releasing all known or unknown claims that they have or may have against Employee or any of the Employee Parties as stated in this Release Agreement.

BY SIGNING THIS RELEASE, THE EMPLOYEE RELEASEES WILL HAVE WAIVED ANY RIGHT THEY MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE EMPLOYER RELEASEES, BASED ON ANY ACTS OR OMISSIONS OF THE EMPLOYER RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS RELEASE AGREEMENT SHALL PREVENT EMPLOYEE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HER BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST EMPLOYER BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HER CLAIMS UNDER ADEA CONTAINED IN THIS RELEASE AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

4 Employee acknowledges that Employee has been given 21 days from the date of receipt of this Release Agreement to consider all of the provisions of the Release Agreement and, to the extent he has not used the entire 21-day period prior to executing the Release Agreement, he does hereby knowingly and voluntarily waive the remainder

2

of said 21-day period. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE EMPLOYER TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE EMPLOYER RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AGREEMENT AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5 Employee shall have seven (7) days from the date of Employee’s execution of this Release Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Employee revokes the Release Agreement, Employee will be deemed not to have accepted the terms of this Release Agreement.

6 Each party and its counsel have reviewed this Release Agreement and have been provided the opportunity to review this Release Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release Agreement. Instead, the language of all parts of this Release Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

3

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Release Agreement as of the date first above written.

WME IMG, LLC

By

Its
Authorized Signatory

Kerry D. Chandler